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                                                                    EXHIBIT 3.14

   [Translation into English of the by-laws of General Cable de Latinoamerica,
                                  S.A. de C.V.]

                                    CHAPTER I
                      NAME, PURPOSE, DOMICILE AND DURATION

FIRST. CORPORATE NAME: The name of the corporation shall be General de Cable de Latinoamerica, which shall always be followed by the words "Sociedad Anonima de Capital Variable", or their abbreviation "S.A. de C.V."

SECOND. PURPOSE: The purpose of the corporation shall be:

1. To manufacture, process, repair, install and adapt, to import, export, buy, sell, distribute and, in general, to trade with all kind of metallic and non-metallic products, including electric energy conductors and to carry out all commercial and civil acts deemed necessary or required to achieve the purposes of the corporation, whether executed with the government or with private parties, including the acquisition of real estate properties as may be deemed necessary to achieve the corporate purposes.

2. To manufacture, process, transform, export, import, purchase, sell and construct distribution and storage facilities and, in general, to sell all kind of products and articles, whether in its natural state or after its transformation, which are deemed necessary or required for the manufacturing, processing, sale and distribution of the products mentioned in the above paragraph.

3. The acquisition, by any legal title, exploitation, development, operation and administration of factories, plants, businesses, workshops, warehouses, offices, as well as the design, manufacture, install and adaptation of all kind of materials, machinery, equipment, tools, spare parts and any kind of instruments necessary to achieve the corporate purposes.

4. To buy, sell, lease, negotiate, import, export and carry out all kind of commercial acts over all kind of industrial and commercial equipments, machinery, tools, spare parts, vehicles, and in general, all kind of commercial articles except for those prohibited by law.

5. To acquire and sale all kind of shares, equity interests or any other kind of negotiable instruments related to companies engaged in industrial, tourism or commercial activities or in the rendering of services.

6. To invest in commercial or services companies engaged in the sale of products of, and in the performance of services to, those companies in which the Corporation is a shareholder.

7. To promote, organize and invest in the promotion of all kind of industrial and commercial activities carried out by any civil or commercial corporation, within the Mexican territory or abroad, as well as to acquire, administrate, purchase, lease or interfere in said companies, as shareholder or holder of equity interest, bonds, obligations, or through agreements or any kind of acts, related with the corporate purposes.

8. To receive or make any kind of loans, with or without a guaranty, granting or receiving the corresponding guaranties.

9. To guarantee third parties' obligations, and in general to individually, jointly or severally guarantee third parties obligations, with or without consideration, through the execution of pledge or mortgage agreements, or any other guaranties permitted by law, provided that, in relation to third parties' obligations, said third parties shall directly or indirectly participate in the capital stock of the corporation, or the corporation shall participate, directly or indirectly, in the capital stock of said third parties. Consequently the corporation shall subscribe all negotiable instruments, execute the corresponding agreements and other documents necessaries for the perfection of such guarantees.

10. To issue, accept, draw, endorse, guarantee, discount, certify and execute negotiable instruments and credit operations, with or without guaranty, and payment instruments, as well as all kind of agreements,

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contracts and legal acts and operations related thereto, whether directly or indirectly, in terms of article 9 of the Negotiable Instruments and Credit Operations Law or any applicable law.

11. To counsel individuals, commercial or civil companies, associations, national or foreign authorities, in connection with economic, financial, accountable, legal matters, as well as to hire technical and professionals services for the rendering of such counseling services.

12. To act as agent, representative, commission agent, broker or attorney-in-fact of industrial or commercial Mexican or non-Mexican companies, and to carry out in its name or in the name of their representatives, all acts or corporate purposes.

13. To acquire, purchase, sell, administrate, lease, promote, intervene, give in guaranty and to dispose of real estate property, personal property or any kind of investments or properties or any kind of industrial or commercial businesses, within the Mexican territory or abroad.

14. To obtain, acquire, possess, grant licenses or to grant the right to use, purchase, assign, lease, to give in guaranty and to use, by means of any legal title, any kind of concessions, permits, franchises, licenses, authorizations, assignments, commissions, inventions, patents, trademarks, commercial names, copyrights coming form or registered in any country, which contribute to the achievement of the corporate purposes.

15. In general, to carry out and execute all operations, agreement, contracts, businesses and legal acts, whether civil, commercial, labor or any other type of act related, directly or indirectly, with the purposes of the corporation or with an activity related to such purposes, in Mexico of abroad, which may be deemed necessary or convenient to achieve the purposes of the corporation.

THIRD. DOMICILE: The domicile of the corporation shall be Mexico, Federal District, being able to establish agencies or branches of the corporation anywhere within the United Mexican States or abroad.

FOURTH. DURATION: The corporation shall have a duration of 99 (ninety nine) years from the date of its incorporation.

FIFTH. NATIONALITY: The corporation is a Mexican corporation. "The current and future non-Mexican shareholders of the corporation agree to be considered as Mexicans (nationals of the United Mexican States) as regards their interest or participation in the corporation, as well as all assets, rights, concessions, participations or interests which may be held by this corporation, or the rights and obligations arising from agreements with Mexican authorities to which this corporation may be a party, and not to invoke the protection of their governments under penalty, in case of failure to comply with this agreement, of forfeiting such interest or participation to the Mexican Nation".

                                   CHAPTER II
                               CAPITAL AND SHARES

SIXTH. CAPITAL STOCK: The capital of the corporation shall be variable with a minimum fixed portion of $501,000.00 (Five Hundred and One Thousand Pesos 00/100, currency of the United Mexican States), represented by 50,100 (Fifty thousand one hundred) ordinary, nominative Class I shares with a par value of $10.00 (Ten Pesos 00/100) each. The variable portion is unlimited and shall be represented by Class II shares with a par value of $10.00 (Ten Pesos 00/100) each.

SEVENTH. DEFINITIVE SHARE CERTIFICATES: The share certificates shall include all data required by Article 125 of the General Law of Commercial Companies and the text of article Fifth of the by-laws. The share certificates shall be signed by the Chairman and the Secretary of the Board of directors and shall have attached to them coupons for the payment of dividends and to exercise the preemptive rights described in article 11. The board of directors shall determine the number of shares that must be covered by

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each share certificate and the number of coupons to be attached. The Corporation shall have a shareholders registry book as provided in article 128 (One Hundred and Twenty Eight) of the abovementioned law.

EIGHTH. PROVISIONAL CERTIFICATES: Until share certificates are issued, provisional share certificates may be issued in order to represent the shares of the corporation as provided by the General Law of Commercial Companies.

NINTH. ACCEPTANCE OF THE RIGHTS AND DUTIES INCORPORATED TO THE SHARES AND TO THESE BY-LAWS: The possession of one or more shares will imply the acceptance of the provisions contained in these bylaws, all amendments thereto and the resolutions adopted by the Shareholders Meetings or the board of directors within their corresponding competences, regardless of the opposition and separation rights established in articles 201 and 206 of the General Law of Commercial Companies.

TENTH. RECORD IN THE REGISTRY SHARES BOOK OF ANY PURCHASE, TRANSMISSION OR SHARES TRANSFER: Any sale or transfer of shares, whether among shareholders or thirds parties, must be registered in the shareholders registry book of the Corporation.

ELEVENTH. INCREASE AND REDUCTIONS IN THE CAPITAL STOCK: The capital stock may be increased or reduced pursuant to the following provisions:

a) Increases or reductions in the minimum portion of the capital stock of the corporation shall be approved by the extraordinary shareholders meeting.

b) Increases or reductions in the variable portion of the capital stock of the corporation shall be approved by the ordinary shareholders meeting.

c) The terms and conditions under which the shares issued pursuant to an increase in the capital of the corporation must be subscribed and paid may be determined by the shareholders meeting that approved said increase in the capital or the Board of Directors or Sole Administrator, as the case may be.

d) No new shares shall be issued unless and until all previously issued shares have been fully paid.

e) Authorized but non-subscribed shares shall be kept at the corporate treasury of the corporation and shall be subscribed and paid pursuant to the terms and conditions determined by the shareholders meeting which authorized such increase, or in any successive shareholders meeting. If approved, such authorized but non-subscribed shares may be offered by the board of directors in the amount authorized by the ordinary or extraordinary shareholders meeting, for shares representing the variable or shares representing the minimum portion of the capital stock, respectively.

f) Only the subscribed and fully paid shares may be reimbursed or withdrew.

g) Except as otherwise agreed by the shareholders, the reimbursement and withdraw of shares shall be made proportionally to all shareholders.

h) All increases or reductions in the capital stock, once implemented, shall be recorded in the capital stock registry book of the corporation.

Each shareholder shall have the preemptive right to subscribe the shares resulting from any capital increase, in proportion to the number of shares owned by each shareholder prior to the capital increase, and without considering the shares owned by the shareholders not exercising their preemptive right. Said preemptive right shall be exercised within fifteen (15) days immediately following the date of the publication of the resolution declaring the capital increase in the official gazette of the corporate domicile, or, in the absence of such publication, of the date on which each shareholder acknowledges in writing that he has received notice of such resolution

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                                   CHAPTER III
                            MEETINGS OF SHAREHOLDERS

TWELFTH. SHAREHOLDERS MEETINGS: The shareholders meeting is the supreme authority of the corporation; which shall resolve and confirm all its acts and operations and its resolutions shall be executed by the person designated by it and, if such designation is not made, by the board of directors.

The resolutions approved by the shareholders out of a meeting, if approved by the unanimous vote of all shareholders entitled to vote or by all the shareholders within a specific category, shall have, for all legal purposes, the same validity as the resolutions adopted at a legally convened general or special meeting of shareholders, respectively, provided that said resolutions are confirmed in writing and transcribed in the shareholders meeting minutes book referred to in article 21 of the bylaws.

Ordinary shareholders meetings shall be held in the corporate domicile at least once each year, on the date specified by the board of directors within the first 4 months immediately following the close of each fiscal year. Additionally, ordinary shareholders meetings shall be held whenever called pursuant these bylaws or law. Extraordinary shareholders meetings shall be held whenever called.

THIRTEENTH. CALLS: Notices for ordinary or extraordinary shareholders meetings shall be made by the board of directors, except for the rights granted to the shareholders and examiners by these bylaws or the applicable laws. The notice shall be published in a daily newspaper of large circulation of the domicile of the corporation or, if decided by the board of directors, in the official gazette of the state of the domicile of the corporation is located. The notice for a meeting shall be published within at least 8 (eight) days prior to the date appointed for any meeting. The notice of a meeting shall contain all information required by law. Notices for a shareholders meeting to be held in second call shall be published within at least 3 days prior to the date appointed for such meeting. The notice shall not be necessary if all the shares entitled to vote at a meeting are present at such meeting.

FOURTEENTH. SHAREHOLDERS ASSISTANCE RIGTH: Except for the provisions set forth in the General Law of Commercial Companies regarding the deposit of shares in order to assist and vote in the shareholders meetings, it would be sufficient for a shareholder to assist and vote in any shareholders meeting if such shareholder is recorded, within at least 24 hours before the meeting, in shareholders registry book of the Corporation pursuant to article 128 of the General Law of Commercial Companies and article 8 of these bylaws. Shareholders shall have the right to assist to any meeting of shareholders personally or through a representative, being sufficient for that purposes a proxy letter executed before two witnesses.

FIFTEENTH. QUORUMS:

I. For a quorum to exist at an ordinary meeting of shareholders held upon first call, the holders of at least Fifty percent (50%) of the shares entitled to vote at such meeting must be present personally or by proxy. A quorum shall exist at any ordinary meeting of shareholders held upon second or subsequent call regardless of the number of shares held by the Shareholders present personally or by proxy.

II. For a quorum to exist at any extraordinary meeting of Shareholders held upon first call, the holders of at least Seventy Five percent (75%) of the shares entitled to vote at such meeting must be represented thereat. A quorum shall exist at any extraordinary meeting of Shareholders held upon second or subsequent call if at least 51% of the shares entitled to vote at such meeting are represented thereat.

SIXTEENTH. MEETINGS: Shareholders meetings shall be presided by the chairman of the board of directors and assisted by the Secretary of such Board; provided that, in the event any of said persons is absent, the shareholders shall appoint by majority the persons acting as their substitutes. The meeting shall appoint two recount clerks who shall be elected, by majority of votes, from the shareholders or their representatives present at the meeting. The recount clerks shall prepare an attendance list and certify the existence of a quorum. If a quorum exists, the President shall declare the meeting legally convened and will proceed to attend the matters listed in the agenda.

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SEVENTEENTH. VOTINGS: Each share shall have the right to cast one vote at any meeting of shareholders. The voting shall be economic, unless the shareholders agree otherwise.

I. To validly adopt resolutions at an ordinary meeting of shareholders, whether held upon first or subsequent call, the affirmative vote of shareholders representing at least majority of the shares present at the meeting shall be required.

II. To validly adopt resolutions at any extraordinary meeting of shareholders, whether held upon first or subsequent call, the affirmative vote of shareholders representing at least fifty one percent (51%) of the corporate capital stock shall be required.

EIGHTEENTH. GENERAL EXTRAORDINARY MEETINGS: Extraordinary meetings shall be those called by the board of directors to deal with any of the following matters:

a)       Extension of the duration of the corporation;

b) Dissolution of the corporation prior to the duration stipulated in the charter and by-laws;

c) Increase or reduction of the minimum part of the capital of the corporation;

d)       Change in the corporate purpose;

e)       Change in the nationality of the corporation;

f)       Change in the nature of the corporation;

g)       Merger of the corporation;

h)       Spin-off of the corporation;

i) Amortization by the Corporation of their own shares and issuance of preferred shares;

j)       Issuance of bonds and obligations;

k)       Any amendments to the charter and by-laws;

l)       Any other matter for which a special quorum is established.

NINETEENTH. MEETING MINUTES: A minute of all shareholders meetings shall be prepared and transcribed in shareholders meetings minutes book. The minute shall contain the date of the meeting and the matters discussed therein, and must be signed by the chairman and secretary of the meeting, and the examiner(s) that were present at the meeting.

TWENTIETH. FORMALIZATION OF SHAREHOLDERS MEETINGS AND RESOLUTIONS: All extraordinary shareholders meetings minutes shall be formalized before a Notary Public and recorded in the Public Registry of Property and Commerce of the domicile of the corporation. Ordinary shareholders' meetings minutes and shareholders' resolutions not transcribed in the shareholders' meetings minutes book, shall be formalized before a Notary Public.

                                   CHAPTER IV
                          MANAGEMENT OF THE CORPORATION

TWENTIETH FIRST. ADMINISTRATION: The management of the corporation shall be vested in a board of directors, which shall be composed by the number of members and alternates determined by the shareholders meeting, pursuant to article 24 below. The members of the board may or may not be shareholders. The members of the board shall be elected for a one-year term from the date of their appointment and shall continue in office until their successors have been appointed and have taken office.

TWENTIETH SECOND. APPOINTMENT OF THE CHAIRMAN AND THE SECRETARY: If the shareholders' meeting does not appoint the chairman and the secretary of the board of directors, said board of directors, within its first meeting, shall appoint a chairman among its members who shall also be the chairman of the corporation and shall have tie-breaking vote. The chairman shall be substituted during its absence by the member of the board of directors appointed by the shareholders' meeting or by the members of the board. During said first meeting, the board of directors shall appoint a secretary, who may or may not be a member of the board, and who shall be in office until the next shareholders' meeting appointing new members of the board of directors.

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TWENTIETH THIRD. CHAIRMAN OF THE BOARD OF DIRECTORS: The chairman of the board of directors shall represent to the corporation before all kind of corporations, authorities or individuals; it shall supervise the corporate operations and shall secure the compliance of the provisions of these bylaws and of the resolutions and provisions of the shareholders' meeting and the board of directors, as the case may be.

TWENTIETH FOURTH. CONSIDERATION TO THE MEMBERS OF THE BOARD OF DIRECTORS: As consideration for their services, the members of the board shall receive the amount established by the ordinary shareholders meeting..

TWENTIETH FIFTH: GUARANTEE BY THE DIRECTORS AND OFFICERS: Each member of the board, as well as the Directors and/or Managers, shall deliver the guaranty approved by the shareholders' meeting in order to secure the fulfillment of their duties.

TWENTIETH SIXTH: BOARD OF DIRECTORS' MEETINGS: The meetings of the board of directors shall be held in the domicile of the corporation or in any other place approved by said board of directors. The board of directors meetings shall be held at any time, whenever called by the chairman, secretary or two members of the board of directors, by means of special written notice addressed to the members or in any other manner considered adequate. The notice shall containing the hour, date, place and agenda for the meeting.

Resolutions adopted outside of a meeting by the unanimous vote of all the members of the board of directors or their respective alternates, shall have all legal effects as if they had been adopted in a meeting of the board of directors, as long as they are confirmed in writing and transcribed in the respective minutes book referred to in article 29 of these bylaws.

TWENTIETH SEVENTH: QUORUM AND VOTING: In order for the meetings of the board of directors and the resolutions adopted therein to be considered as valid, the attendance of the majority of the members of the board, or their corresponding alternates, shall be necessary.

TWENTIETH EIGHTH: FACULTIES, OBLIGATIONS AND POWERS OF ATTORNEY OF THE BOARD OF
DIRECTORS: The board of directors shall be the representative of the corporation. Except for the matters requiring a special quorum or voting and except for restrictions imposed by the shareholders' meeting, the board of directors shall have the following powers:

1. General power of attorney to open and cancel bank accounts in the name of the corporation, as well as to withdraw against such accounts, and to appoint the persons authorized to withdraw against such accounts.

2. General power of attorney to appoint and remove the Directors, General Manager, Managers, Attorneys-in-fact and Agents and employees of the corporation, and to determine their attributions, liabilities, working conditions and compensation.

3. To acquire participation in the capital of others companies, associations or any other kind of organizations.

4. To delegate its faculties to one or more of its members for specific purposes and with specific attributions in order to exercise said faculties.

5. To call to ordinary and extraordinary shareholders meetings, to execute the resolutions of the shareholders meetings and, in general, to carry out all acts and operations necessary or convenient to achieve the corporate purposes of the corporation, except for those expressly reserved to the shareholders meeting by these bylaws or the applicable laws.

6. GENERAL POWER OF ATTORNEY FOR LAWSUITS AND COLLECTIONS to represent the corporation, with all powers which, according to law, must be expressly set forth, as provided in the first paragraph of article 2,554 of the Civil Code for the Federal District and the corresponding articles of the Federal Civil Code and the Civil Codes of the States, and article 2,587 of the Civil Code for the Federal District and the corresponding articles of the

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Federal Civil Code and the Civil Codes of the States, and the first paragraph of the article 2,448, and article 2,481 of the Civil Code for the State of Nuevo Leon, and the corresponding articles of the Civil Codes of the States. Consequently, the ATTORNEY-IN FACT, board of directors of General Cable de Latinoamerica, S.A. de C.V., is hereby empowered to represent the corporation before individuals and legal persons and before all kind of authorities, whether judicially (civil or criminal), administrative or labor authorities, federal, state or municipal, within the Mexican Republic or abroad, within a judicial procedure or not; to file and desist from all kind of legal procedures, whether civil, commercial, administrative, criminal or labor actions, including the amparo procedure; to follow up in all legal procedures and to desist from them; to file appeals against records of court proceedings and interlocutory and final judgments; to file and withdraw criminal complaints, submit accusations, assist the Attorney General and grant pardons; to desist; to transact; to submit to arbitration; to make and answer questions; to recuse Judges and any other judicial authorities with or without a cause or under oath, as well as to appoint experts.

7. GENERAL POWER OF ATTORNEY FOR LABOR REPRESENTATION, to represent the Corporation in labor trails or proceedings in the terms and for the purposes referred to in articles 11, 46, 47, 134 paragraph III, 523, 692 paragraphs II and III, 694, 695, 786, 787, 873, 874, 876, 878, 880, 883, 884, 899, chapters
XII and XVII of the title fourteen of the Federal Labor Law, with the attributions, obligations and rights referred to in said articles. Likewise, the board of directors shall represent he corporation pursuant to article 11 of said Federal Labor Law. In exercising the POWER OF ATTORNEY granted herein, the board of directors shall have the following powers and faculties: The board of directors shall be entitled to act before unions and in connection with any disputes or conflicts arising with said unions; to act before employees individually considered and in connection with all disputes arising with said employees; in general, to carry out all kind of labor acts and to exercise said acts before the labor authorities referred to in article 523 of the Federal Labor Law; the board of directors shall be entitled to appear before the labor courts, whether local or federal. Consequently, the board of directors shall be entitled to be part of any labor proceeding with all faculties mentioned herein, and shall have the legal representation of the corporation in terms of articles 11, 46, 47, article 692 paragraphs II and III, 787, 788 of the Federal Labor Law, being entitled to make and answer questions pursuant to article 876, to be part of the labor hearing described article 873, in term of articles 875, 876 paragraphs I and VI, 877, 878, 879 and 880, to appear to labor courts in order to offer proofs pursuant to article 873 and 874 of the Federal Labor Law, as well as the power to conciliate, transact and to take all kind of decisions, to negotiate and execute judicial or extrajudicial labor agreements. The board of directors shall represent the corporation in all kind of trials and individual or collectively labor proceedings before any kind of authorities; it may execute and rescind labor agreements, the reinstatement of employees, to answer all kind of law suits, claims or notices, ratifying herein all acts carried out by the board of directors on said hearings or proceedings.

8. GENERAL POWER OF ATTORNEY FOR ADMINISTRATION ACTS, with all general faculties to administrate the business and social assets, pursuant the second paragraph of article 2554 of the Civil Code for the Federal District and the corresponding articles of the Federal Civil Code and the Civil Codes of the States and article 2448 of the Civil Code for the State of Nuevo Leon, and the corresponding articles of the Civil Codes of the States.

9. GENERAL POWER OF ATTORNEY FOR ACTS OF OWNERSHIP, pursuant to the third paragraph of article 2554 of the Civil Code for the Federal District and of the Federal Civil Code, and the corresponding third paragraph of article 2448 of the Civil Code for the State of Nuevo Leon and the corresponding articles of the Civil Codes of the States.

10. GENERAL POWER OF ATTORNEY to issue, accept, draw, endorse, guarantee, certify, discount, and to validly subscribe all kind of negotiable instruments and credit transactions, with or without a guaranty, as well as all kind of agreements, contracts, businesses, legal acts and operations directly or indirectly related to said acts, pursuant the articles 9 section I final paragraph, 85, 174 and 196 of the General Law of Negotiable Instruments and Credit Transactions; to guarantee, in name of the corporation, obligations of the corporation or third parties' obligations, whether individually, jointly or severally, with or without a consideration, through mortgage, pledge or any kind of guarantee. The board of directors shall be entitled to subscribe and execute all negotiable instruments, agreements, contracts and all documents deemed necessary

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or convenient in order for the perfection of said guarantees, including the power to draw checks, to make use of the funds deposited in bank accounts or funds in other institutions and to oblige the corporation in any legally form deemed necessary within its authorized faculties and operations.

11. GENERAL POWER OF ATTORNEY to grant and revoke general and special powers of attorney; to delegate the powers granted to it, whether total or partially, by granting to the appointed attorneys-in-fact the faculties considered convenient by the board of directors within the powers granted to said board, without loosing the powers granted to said board of directors. The board of directors shall be entitled exercise its powers and duties within the Mexican Republic or abroad, and before all kind of individuals and legal persons, and before all kind of authorities without distinction, whether federal, local, municipal, judicial, administrative, legislative, tax or labor authorities, such as the Instituto Mexicano del Seguro Social, the Instituto del Fondo Nacional de Vivienda para los Trabajadores, del Fondo de Fomento y Garantia para el Consumo de los Trabajadores and before all kind of arbitrators, negotiators or mediators.

TWENTIETH NINTH. BOARD OF DIRECTORS SESSION MINUTES: Minutes of all meetings of the board of directors shall be prepared and transcribed in the board of directors' meetings minutes book. Said minutes shall contain the date, the matters discussed and the resolutions adopted at the meeting. The minutes shall be signed by the chairman and secretary of the meeting, and all members and examiners that were present at the meeting shall sign the corresponding attendance list.

THIRTIETH. GENERAL MANGER OF THE CORPORATION: The general manager of the corporation shall be of Mexican nationality or other any other nationality approved by the board of directors.

                                    CHAPTER V
                         SURVEILLANCE OF THE CORPORATION

THIRTIETH FIRST. EXAMINERS: The surveillance of the corporation shall be entrusted to 1 Examiner and its corresponding alternate, to be appointed by the shareholders meeting. The examiner shall remain in office for one year, or until its successor has been appointed and has taken office. The Examiner of the corporation may be re-elected.

Notwithstanding the foregoing, dissenting shareholders shall have the right to appoint 1 examiner and its corresponding alternate, provided that the number of shares owned by said dissenting shareholders represent at least 25% of the capital stock. In such case, the surveillance of the corporation shall entrusted to the examiners appointed pursuant to this paragraph and their functions shall be carried out by each one of said examiners, and being entitled to the same consideration for their services. The examiners may or may not be partners of the Corporation.

In the event no appointment of alternate examiners has been made and in the event an examiner passes away, resigns or is removed by the shareholders meeting, for any reason whatsoever, before the expiration of its term, then the ordinary shareholders meeting shall take all steps necessary in order to appoint a new examiner.

THIRTIETH SECOND. OBLIGATIONS AND ATRIBUTIONS OF THE EXAMINERS: The examiners shall have obligations and attributions described in article 166 of the General Law of Commercial Companies.

THIRTIETH THIRD. EXAMINERS REMUNERATION: The examiners shall been compensated for their services in the amount resolved by the ordinary shareholders meeting. The payment of such consideration shall be made during the corresponding fiscal year.

THIRTIETH FOURTH. EXAMINERS GUARANTEE: The examiners shall deliver the guarantee required by the general shareholders meeting in order to secure the exact performance of their duties.

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                                   CHAPTER VI
                      FISCAL YEAR AND FINANCIAL STATEMENTS

THIRTIETH FIFTH. FISCAL YEAR: The fiscal year of the corporation shall run together with each calendar year.

THIRTIETH SIXTH. FINANCIAL STATEMENTS: Within the 4 months following the end of each fiscal year, a report reflecting the financial situation of the corporation pursuant to Mexican GAAPs and a balance sheet containing at least the information referred to in article 172 of the General Law of Commercial Companies shall be prepared.

THIRTIETH SEVENTH. SHAREHOLDERS INFORMATION: The preparation of the balance sheet and the financial statements shall be entrusted to the board of directors. After its approval by the board of directors, the abovementioned documents, together with the supporting documentation, the management report and the Examiners report, shall be submitted to the shareholders at least 15 days prior to the date on which the ordinary shareholders will be held.

THIRTIETH EIGHTH. PROFITS ALLOCATION: The annual net profits resulting after the amortization, depreciation and penalization, as well as the amount calculated to the payment of the add tax value, shall be applied as follows:

a) Five percent of the net profits shall be separated to form the legal reserve, until such reserve equals at least one-fifth of the capital of the corporation.

b) The amount necessary in order to comply with the corporation's duties imposed by the Federal Labor Law regarding distribution of profits among the employees shall be separated.

c) The amount considered necessary by the shareholders meeting in order to constitute the reinvestment fund shall be separated.

d) The amount considered necessary by the shareholders meeting in order to constitute the prevention fund shall be separated.

e) The amount remaining shall be allocated among all shareholders, proportionally to the number of shares owned by each shareholder in the capital stock as provided by the shareholders meeting.

THIRTIETH NINTH. PAYMENT OF DIVIDENDS: Dividends declared by the shareholders meeting shall be paid to the shareholders by the board of directors, in the manner and on the terms determined by the shareholders meeting, which determination may be delegated by the shareholders meeting to the board of directors.

FORTIETH. LOSSES: Losses of the corporation shall been supported by the shareholders in proportion to their number of shares and limited to the nominal value of said shares.

                                   CHAPTER VII
                 DISSOLUTION AND LIQUIDATION OF THE CORPORATION

FORTIETH FIRST. DISSOLUTION: The corporation shall be dissolved in the cases set forth in Article 229 of the General Law of Commercial Companies.

FORTIETH SECOND. LIQUIDATION: During the dissolution of the corporation, the general shareholders meeting shall appoint one or more liquidators, which may or may not be shareholders of the corporation, and shall determine their consideration and the term to finalize the dissolution of the corporation.

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In the event of more than one liquidator, such liquidators shall act jointly, except for the faculties granted by the shareholder meeting that may be exercised separately.

FORTIETH THIRD. LIQUIDATION BASES: The liquidator or liquidators shall carry out the liquidation of the corporation under the following basis:

1) Pending operations of the corporation at the time of its dissolution shall be concluded.

2) All accounts payable shall be collected and all accounts payable shall be paid, being authorized to sale the assets of the corporation if necessary.

3) The liquidators shall prepare the final financial information, which shall be submitted to the approval of the shareholders meeting.

4) The liquidators shall pay to the shareholders their shares in the manner determined by the shareholders meeting.

FORTIETH FOURTH. FACULTIES OF THE MEETING DURING LIQUIDATION: During the liquidation of the corporation, the shareholders meeting shall have all necessary faculties to determine, in addition to the legal provisions and norms contained in these bylaw, the rules that shall control the liquidators performance. During the liquidation process, the shareholders meeting may be called by any liquidator or examiner, since liquidators shall have the same authority and obligations as the managers and officers during the normal existence of the Company.

FORTIETH FIFTH. APPLICATION OF THE BY-LAWS DURING THE LIQUIDATION: During the liquidation process, the provisions of these bylaws shall continue governing the corporation, except for those provisions regarding the board of directors, since the appointment of liquidators shall revoke all powers granted to such board of directors. The liquidator shall substitute the board of directors in their functions.

                                  CHAPTER VIII
                    JURISDICTIONAL BINDING AND APLICABLE LAW

FORTIETH SIXTH. For the resolution of any disputes arising between the corporation and its shareholders, or among the shareholders in such character, the shareholders of the corporation agree to submit themselves to the jurisdiction of the court of the first judicial district of the State of Nuevo Leon, United Mexican States, with residence in the City of Monterrey, and to the laws, regulations and other dispositions applicable in said state, expressly waiving their right to be submitted to any other courts or jurisdictions according to their present or future domiciles or for any other reason.